Exhibit 99.1

Elicio Therapeutics Announces Positive Interim Data from the Phase 1 Study of an Investigational Therapeutic Cancer Immunotherapy, ELI-002, in Patients with High Relapse Risk Pancreatic and Colorectal Cancer at the ASCO Annual Meeting

•	ELI-002 was shown to be well-tolerated with no dose limiting toxicity or cytokine release syndrome
•	A high proportion of patients had tumor biomarker reduction (77%) with 32% having complete clearance
•	Robust mKRAS-specific T cell responses induced in 87% of patients

BOSTON, June 3, 2023 – Elicio Therapeutics (Nasdaq: ELTX), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced positive interim clinical data from the ongoing Phase 1 (AMPLIFY-201) study of its lead asset, ELI-002, an investigational therapeutic cancer immunotherapy. This study evaluated ELI-002 2P, a 2-peptide formulation designed to treat cancers driven by G12D and G12R mutations in KRAS. ELI-002 was studied as a monotherapy in patients with mutant KRAS-driven tumors who are at high risk for relapse due to detection of minimal residual disease (MRD) following standard surgery and chemotherapy (NCT04853017). The data will be presented in a poster discussion session at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting, a hybrid event taking place online and at McCormick Place in Chicago from June 2-6, 2023.

ELI-002 2P was well-tolerated, with no dose limiting toxicity or cytokine release syndrome across 5 cohorts that evaluated ascending doses from 0.1 to 10.0 mg of the adjuvant Amph-CpG. Responses were observed at all dose levels, with a high proportion of patients having tumor biomarker reduction including a subset with clearance. Robust mKRAS-specific T cell responses were induced in 87% of patients with an average of a 56-fold [range 2-423-fold] increase directly ex vivo.

“mKRAS-specific T cells have been shown to mediate anti-tumor efficacy, which prompted us to assess ELI-002 in high relapse-risk patients where tumor biomarkers can provide an early efficacy signal,” said Eileen M. O’Reilly, M.D., Winthrop Rockefeller Endowed Chair of Medical Oncology; Co-Director, Medical Initiatives, David M. Rubenstein Center for Pancreatic Cancer Research; Section Head, Hepatopancreaticobilary & Neuroendocrine Cancers, Memorial Sloan Kettering Cancer Center (MSK). “We are encouraged by the findings which showed that ELI-002 was well-tolerated. The trial enabled patients to enroll with minimal disease which reduces the chances of an immunosuppressive tumor environment and increases the ratio of T cells to target tumor cells.”

Christopher Haqq, M.D., Ph.D., Elicio’s Executive Vice President, Head of Research and Development, and Chief Medical Officer, said, “ELI-002 is designed with our proprietary AMP technology, which allows for smart delivery to the lymph nodes, the ‘brain center’ of the immune system. The immune responses observed were robust and durable in addition to being able to carry out multiple anti-tumor functions. These data validate the clinical activity of ELI-002 with two peptides and support our bridge to the 7-peptide formulation of ELI-002, designed to stimulate an immune response against the seven most common KRAS mutations present in 25% of solid cancer patients. We are grateful to the patients, caregivers, physicians and study staff for their contribution to this study.”

Presentation summary:

Title: AMPLIFY-201, a first-in-human safety and efficacy trial of adjuvant ELI-002 2P immunotherapy for patients with high-relapse risk with KRAS G12D- or G12R-mutated pancreatic and colorectal cancer.

Abstract #: 2528

Presenter: Eileen O’Reilly, M.D., Winthrop Rockefeller Endowed Chair of Medical Oncology; Co-Director, Medical Initiatives, David M. Rubenstein Center for Pancreatic Cancer Research; Section Head, Hepatopancreaticobilary & Neuroendocrine Cancers, Memorial Sloan Kettering Cancer Center (MSK)

Study Design

•
AMPLIFY-201 is a multicenter Phase 1 trial assessing the safety, immunogenicity and antitumor activity of ELI-002 2P as a monotherapy in patients with mutant KRAS-driven tumors who are at high risk for relapse due to detection of MRD following standard surgery and chemotherapy.

•	ELI-002 2P is comprised of two AMP-modified mutant KRAS peptide antigens (Amph-mKRAS G12D and Amph-mKRAS G12R) and an AMP TLR-9 agonistic DNA adjuvant (Amph-CpG-7909).
•	There were five cohorts of patients who received a 1.4 mg fixed dose of the two mutant KRAS peptide antigens and different doses of Amph-CpG-7909 (0.1 mg, 0.5 mg, 2.5 mg, 5.0 mg or 10.0 mg).

Study Results

•	ELI-002 2P was very well-tolerated with no Grade ≥3 related adverse events (AEs), no cytokine release syndrome and no dose limiting toxicities.
•	A high proportion of ELI-002 2P patients had tumor biomarker reduction (77%) with a subset achieving clearance (32%).
•
Notable mKRAS-specific T cell responses were induced with an average of a 56-fold [range 2-423-fold] increase directly ex vivo. The T cell infiltration was 10 to 29-fold higher than the literature in pancreatic tumors.

•	The recommended Phase 2 dose (RP2D) is 10 mg of Amph-CpG-7909.

Mutant KRAS drives 25% of solid human cancers with an overall poor prognosis and high relapse risk and limited therapeutic options. In the Phase 1 AMPLIFY-201 study, ELI-002 targets two of the KRAS mutations, G12R and G12D, the most commonly occurring variants in pancreatic, colorectal, non-small cell lung, ovarian, biliary and gallbladder cancers. The proprietary AMP technology allows for ELI-002 to “educate” T cells to recognize the G12R and G12D KRAS mutations, which allows them to then target these cancers for elimination. Most other mKRAS-targeted therapeutics in development — particularly small molecule mKRAS inhibitors — are only able to target one or two KRAS mutations. Elicio has developed a broad spectrum 7-peptide formulation of ELI-002 currently being assessed in a Phase 1/2 study (NCT05726864).

About ELI-002

ELI-002 is a structurally novel investigational AMP therapeutic immunotherapy targeting mutant KRAS-driven cancers. KRAS mutations are among the most prevalent human cancers. The seven KRAS driver mutations targeted by the ELI-002 7P formulation are present in 25% of all solid tumors. In particular, 93% of pancreatic ductal adenocarcinoma and 52% of colorectal cancers, those most prevalent in the AMPLIFY-201 study, are positive for KRAS mutations. In addition, 27% of non-small cell lung cancers are positive for KRAS mutations. ELI-002 is comprised of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified immune-stimulatory oligonucleotide CpG adjuvant. The AMP mKRAS peptides and AMP CpG are targeted to the lymph node where they can potentially enhance the action of key immune cells.

ELI-002 2P is currently being studied in a Phase 1 trial (AMPLIFY-201) in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy. A new formulation, ELI-002 7P, is currently being studied in AMPLIFY-7P, a Phase 1/2 trial in patients with high relapse risk mKRAS-driven solid tumors. The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations, thereby increasing the potential patient population for ELI-002 and potentially reducing the chance of bypass resistance mechanisms.

About the Amphiphile Platform

Our proprietary Amphiphile, or AMP, platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. We believe this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, we have observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. We believe our AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based upon preclinical studies.

Our AMP platform, originally developed at the Massachusetts Institute of Technology, or MIT, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The Amphiphile platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the bloodstream, as it travels to lymphatic tissue. In preclinical models, we have observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability.

About Elicio Therapeutics

Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile (AMP) immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants and vaccines for an array of aggressive cancers.

Elicio began dosing subjects in AMPLIFY-201, its Phase 1 clinical trial in solid tumor subjects for its lead AMP immunotherapy, ELI-002 2P, targeting mKRAS-driven cancers, in October 2021 and began dosing subjects with the new formulation, ELI-002 7P, in April 2023. The AMP platform emerged from the laboratories of Darrell Irvine, Howard Hughes Investigator and Professor of Biomedical Engineering in the Koch Institute of Integrative Cancer Research at MIT.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials and the potential of Elicio’s product candidates. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Angion and Elicio undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to: Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; Elicio’s ability to successfully collaborate with existing collaborators or enter into new collaborations, and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of Elicio’s product candidates; Elicio’s commercialization, marketing and manufacturing capabilities and strategy; Elicio’s ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Elicio’s competitors and our industry; the impact of government laws and regulations; Elicio’s ability to protect its intellectual property position; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing following the proposed transaction.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the merger, are more fully discussed in the proxy statement/prospectus/information that is included in the registration statement on Form S-4 (File No. 333-269741) that was filed with the SEC and Elicio’s periodic reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

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